Exhibit 99.1

My Size Provides Business Update for the First Quarter of 2019

Generates First Revenues from Pilot and Licensing Programs

Airport City, Israel, May 15, 2019 – My Size, Inc. (the “Company” or “My Size”) (NASDAQ: MYSZ) (TASE: MYSZ), the developer and creator of smartphone measurement solutions, today provided a business update for the first quarter ended March 31, 2019.

Ronen Luzon, CEO of My Size, Inc., stated, “We achieved a number of major milestones in the first quarter of 2019. Most important, we generated our first pilot and licensing revenues, reflecting the next step in our commercial strategy with retailers. We are very encouraged by the feedback thus far and look further to providing further updates shortly on our commercial deployments, as the pilot programs underway begin to scale up and transition to longer term commercial arrangements.”

“We have expanded our platform to increase access for consumers and enhance the value of our service for retailers. We kicked off the year with the launch of the MySizeID™ smart measurement technology for Android, which accounts for approximately 76% of all smartphones. We also launched our own online store, Modelista, allowing consumers to shop for apparel using the Company’s MySizeID™ mobile measurement technology.”

“At the same time, we are diversifying our offering beyond the fashion marketplace through BoxSizeID, which provides accurate parcel measurement and cost calculation, as well as integration with enterprise resource planning (ERP) systems. I am pleased to report the integration of BoxSizeID into Katz Corporation’s ERP system has gone extremely well, resulting in meaningful revenues and cost savings for Katz. Building on this success, we launched BoxSizeID™ to distribution and logistics centers across the world through the Honeywell Marketplace, a division of Honeywell Inc., (NYSE:HON). Based on feedback we have received, we believe BoxSizeID™ holds enormous potential in the months and years ahead.”

“To capitalize on the growing demand, we are ramping up our sales organization. Specifically, we hired a number of new senior sales executives. We have also presented at numerous trade fairs and expos, where the response and lead generation has been quite positive. To support our anticipated growth, we are also enhancing our internal organization, including the recent promotions of Billy Pardo to Chief Operating Officer and Eli Turchinsky to Chief Technology Officer. We ended the quarter with over $5 million of cash and no have no long-term debt. As a result, we believe we are well positioned to accelerate our growth and drive significant value for shareholders going forward.”

First Quarter 2019 Financial Highlights:

Revenues for the three months ended March 31, 2019 were $20,000 compared to none for the three months ended March 31, 2018. The increase between the corresponding period primarily resulted from new pilot and license agreements.

Research and development expenses for the three months ended March 31, 2019 were $292,000 compared to $265,000 for the three months ended March 31, 2018.

Marketing, general and administrative expenses for the three months ended March 31, 2019 amounted to $990,000 compared to $1,612,000 for the three months ended March 31, 2018. The decrease was mainly due to a reduction in share-based payment expenses and professional services, which were offset by an increase in marketing expenses.

Financial expenses, net for the three months ended March 31, 2019 amounted to $264,000 compared to financial expenses, net of $3,546,000 for the three months ended March 31, 2018. The decrease compared to the corresponding period was mainly due to income of $87,000 for the three months ended March 31, 2019 from change in fair value of warrants as opposed to expenses of $3,899,000 for the three months ended March 31, 2018.

Net loss for the three months ended March 31, 2019 was $1,527,000, compared to net loss of $5,423,000 for the three months ended March 31, 2018.

A copy of the Company’s quarterly report on Form 10-Q has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://ir.mysizeid.com.

About My Size, Inc.

My Size, Inc. (TASE: MYSZ) (NASDAQ: MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries. This proprietary measurement technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website: www.mysizeid.com. We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram and Twitter.

Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

Register here for a one-month free trial of MySizeID solution for your online store.

Please click here to download MySizeID for iOS.

Please click here to download MySizeID for Android.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results to differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Israel Press Contact:

Yaniv Leibovich

Leibovich Media
yanivleib@gmail.com

+972-54-444-0326

U.S. Press Contact:

Matthew Bretzius
FischTank Marketing & PR
matt@fischtankpr.com

IR Contact:

Crescendo Communications, LLC
Tel: +1 212-671-1020

Email: MYSZ@crescendo-ir.com